Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

November 9, 2011

Amgen Inc.

One Amgen Center Drive

Thousand Oaks, California 91320

Ladies and Gentlemen:

We have acted as special counsel to Amgen Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) of an additional $200,000,000 deferred compensation obligations (the “Obligations”) issuable pursuant to the Company’s Nonqualified Deferred Compensation Plan, as Amended and Restated Effective January 1, 2009 (the “Plan”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein as to the Obligations.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without independently verifying such factual matters. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.

We are opining herein as to the subject transaction only of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the internal laws of the State of California, and we express no opinion with respect to any other laws or as to any matters of municipal law or any other local agencies within any state. Our opinion is based upon our consideration of only those statutes, regulations and reported decisional law, which in our experience are normally applicable to deferred compensation plans.

Subject to the matters stated above and in reliance on them, it is our opinion that upon the issuance of the Obligations in the manner contemplated by the Registration Statement and the Plan and subject to the Company completing all action and proceedings required on its part to be taken before issuing the Obligations under the terms of the Plan, the Obligations will be legally valid and binding obligations of the Company enforceable in accordance with the terms of the Plan.

Our opinion is subject to the following limitations, qualifications and exceptions:

(a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors;

(b) the effect of general principles of equity whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought;

(c) the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness; and

(d) certain rights, remedies and waivers contained in the Plan may be limited or rendered ineffective by applicable laws or judicial decisions, but such laws or judicial decisions do not render the Plan invalid or unenforceable as a whole.

In addition, we express no opinion with respect to any obligations or liabilities of any other person or entity under the Plan. We further express no opinion with respect to the liabilities or obligations of the Company, or any other person or entity under any trust agreement entered into or that may be entered into in connection with the Plan, and we express no opinion with respect to the applicability to, or the effect on, any such trust agreement of ERISA or any other laws.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ LATHAM & WATKINS LLP